First Amendment to Amended and Restated Guaranty Agreement

Reference is hereby made to that certain Amended and Restated Guaranty Agreement dated as of June 30, 1997 (as amended, modified, or supplemented, the “Subsidiary Guaranty Agreement”), from World Acceptance Corporation of Alabama, World Acceptance Corporation of Missouri, World Finance Corporation of Georgia, World Finance Corporation of Louisiana, World Acceptance Corporation of Oklahoma, Inc., World Finance Corporation of South Carolina, World Finance Corporation of Tennessee, World Finance Corporation of Texas, WFC Limited Partnership, WFC of South Carolina, Inc., World Finance Corporation of Illinois, World Finance Corporation of New Mexico, World Finance Corporation of Kentucky, WFC Services, Inc., and World Finance Corporation of Colorado (the “Guarantors” and individually a “Guarantor”).  Capitalized terms not otherwise defined herein shall have the meaning set forth in the Subsidiary Guaranty Agreement.

Subsequent to the delivery of the Subsidiary Guaranty Agreement, (a) the Senior Secured Notes were paid in full and (a) the Guarantors have agreed to guarantee the payment of the Hedging Liability (as such term is defined in the Revolving Credit Agreement).  Pursuant to Section 15 of the Subsidiary Guaranty Agreement, the Guarantors and the Security Trustee now desire to amend the Subsidiary Guaranty Agreement to reflect such changes and to make certain other amendment to the Subsidiary Guaranty Agreement as provided for herein.

Section 1.   Amendments.

Upon the execution and delivery hereof by the Guarantors party hereto and the Security Trustee, the Subsidiary Guaranty Agreement shall be and is hereby amended as follows:

1.1.        On or about December 31, 1999, the Senior Secured Notes were paid in full and are no longer outstanding.  Accordingly, for the sake of clarity, any and all references in the Subsidiary Guaranty Agreement to the terms “Senior Note Agreements” and “Senior Secured Notes” shall be deleted.

1.2.         Recital I to the Subsidiary Guaranty Agreement shall be amended and restated in its entirety to read as follows:

I.The Company entered into that certain Amended and Restated Revolving Credit Agreement, dated as of July 20, 2005, as the same may from time to time be amended or restated pursuant to the terms thereof (the “Revolving Credit Agreement”) with Bank of Montreal, as Agent for the financial institutions party thereto as Banks, which provides for borrowings, whether or not such borrowings are evidenced by promissory notes and as the same may from time to time be amended or restated pursuant to the terms thereof and any note executed in replacement thereof (the “Revolving Credit Notes”).  The Revolving Credit Notes are hereinafter collectively referred to as the “Notes.”

1.3.        Section 1 of the Subsidiary Guaranty Agreement shall be amended and restated to read as follows:

The Guarantors hereby jointly and severally unconditionally guarantee to the Security Trustee for the benefit of each and every holder of a Note from time to time outstanding under the Revolving Credit Agreement (collectively “Holders” and individually “Holder”) together with their Affiliates with respect to any Hedging Liability (1) the due and punctual payment at maturity, whether at stated maturity, by acceleration, by notice of prepayment or otherwise, of the principal of and premium, if any, and interest on the Notes and of all Hedging Liability (as such term is defined in the Revolving Credit Agreement) in accordance with the terms and conditions of such Notes, the Revolving Credit Agreement, each Security Agreement, and any agreement entered into in connection with any Hedging Liability, (2) the prompt performance and compliance by the Company with each of its other obligations under the Revolving Credit Agreement and the Company Security Agreement and by the Company or any Guarantor of any agreement entered into in connection with any Hedging Liability and, (3) the prompt performance and compliance by each other Guarantor of each of its obligations under the Subsidiary Security Agreement, (4) the due and punctual payment of any other amounts due under the Revolving Credit Agreement and each Security Agreement and any agreement entered into in connection with any Hedging Liability.  Such guaranty is an absolute, unconditional, present and continuing guaranty of payment and not of collectibility and is in no way conditioned or contingent upon any attempt to collect from the Company or from any other Guarantor or upon any other condition or contingency.  If the Company shall fail to pay punctually any amount guaranteed hereby, when and as the same shall become due and payable, the Guarantors will upon demand immediately pay the same to the holders of the Notes and the Hedging Liability to whom such payment is payable.

Section 2.    Representations, Warranties, and Covenants.

Each Guarantor hereby repeats and reaffirms all of its covenants, agreements, representations and warranties contained in the Subsidiary Guaranty Agreement, each and all of which shall be applicable to all of the guaranteed indebtedness after giving effect to this Amendment.

Section 3.    Miscellaneous.

3.1.No reference to this Amendment need be made in any note, instrument or other document at any time referring to the Subsidiary Guaranty Agreement, any reference in any of such to the Subsidiary Guaranty Agreement to be deemed to reference to the Subsidiary Guaranty Agreement as amended hereby.

3.2.Except as specifically amended hereby, all the terms and conditions of the Subsidiary Guaranty Agreement shall stand and remain unchanged and in full force and effect.

3.3.This Amendment may be executed in any number of counterparts, and by the different parties on different counterpart pages, all of which taken together shall constitute one and the same agreement.  Any of the parties hereto may execute this Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original.  This Amendment shall be governed by the laws of the State of South Carolina.

[Signature Pages to Follow]

This First Amendment to Amended and Restated Guaranty Agreement is dated as of August 4, 2008.

World Acceptance Corporation of Alabama
World Acceptance Corporation of Missouri
World Finance Corporation of Georgia
World Finance Corporation of Louisiana
World Acceptance Corporation of Oklahoma, Inc.
World Finance Corporation of South Carolina
World Finance Corporation of Tennessee
WFC of South Carolina, Inc.
World Finance Corporation of Illinois
World Finance Corporation of New Mexico
World Finance Corporation of Kentucky
WFC Services, Inc.
World Finance Corporation of Colorado

By
A. Alexander McLean III
Its Executive Vice President

WFC Limited Partnership

By	WFC of South Carolina, Inc., as sole general partner

By
A. Alexander McLean III
Its Executive Vice President

World Finance Corporation of Texas

By
Jeff L. Tinney
Its President

Harris N.A., as Security Trustee

By
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